GTECH Holdings Corporation

FY’06 Q3 Earnings Conference Call

December 16, 2005

Slide #1

Mary Norton: Good morning. And welcome to our third quarter conference call.

Joining me this morning are Bruce Turner, our President and Chief Executive Officer, and Jaymin Patel, our Chief Financial Officer.

In conjunction with today’s call, we will web cast a slide presentation highlighting our quarterly and year-to-date results. You can find the call, and the presentation, under “Conference Calls and Calendar” in the “Investors” section of our website at www.gtech.com.

You will also find supplemental financial data, consisting of non-GAAP reconciliations, in the same section. All of this material will be archived. And, for your convenience, the slide presentation will also be available in a PDF format that you can download if you like.

Before we begin today’s call, I would like to inform you that comments on this call may contain forward-looking statements including, without limitation, statements relating to the future operations and financial performance of the Company and the Company’s future strategies.

Slide #2

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Such forward-looking statements reflect management’s assessment based on information currently available, but are not guarantees and are subject to risks and uncertainties which would cause the results to differ materially from those contemplated in the forward-looking statements. These risks and uncertainties include, but are not limited to, those set forth here and in the Company’s filings with the SEC.

Now I would like to turn the call over to our host, Bruce Turner

Slide #3

Bruce Turner: Good morning, everyone ... and thanks again for joining us. In a few moments, our CFO Jaymin Patel will provide a detailed look at the Q3 numbers ... but first, I would like to give you a quick update on GTECH’s recent business performance.

I realize that one of the first questions on everyone’s mind is the status of the expression of interest we received in September about a possible acquisition of the company. There is no news to report on that front except to say that the GTECH Board of Directors is continuing to review its options. As you are aware, until that process is complete, none of us can comment further or answer any questions. We will let you know the outcome of their review as soon as it is completed ... and we do appreciate your patience as our Board members fulfill their duty to our shareholders.

In the meantime, we at GTECH are continuing to execute against our business strategy ... and we made good progress in that regard in the third quarter.

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Our financial results were at the high end of our targeted expectations ... we won several key new contracts ... new game content is driving new revenues ... and we continue to make progress in our Gaming Solutions strategy. Let me briefly review each of these items.

Slide #4

On the financial side, we enjoyed another strong quarter with service revenues up approximately 8% as a result of major jackpot activity from both Powerball and MegaMillions. Of course, like many others in the gaming industry, our performance was somewhat tempered by the severe weather conditions we experienced in Florida, Louisiana, Texas and the Caribbean, where major hurricanes and other storms knocked out service and drove people from their homes.

On the new business front, we had a number of key lottery wins. In New Jersey, we were named the successful bidder for a new, integrated online and instant-ticket lottery contract that is expected to generate approximately $107 million dollars over its five-year term. It is important to note that we won New Jersey at a premium to our competitors. While this award is being protested by the unsuccessful bidder, we are confident the Lottery’s decision will stand.

Earlier in the quarter, we won a five-year contract to provide the Arizona Lottery with a new online lottery system. We expect that contract to generate up to $40 million dollars in revenues.

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We secured a contract extension with Supreme Ventures in Jamaica – another five-year deal, where we will provide online lottery products through January 11, 2016. This extension is expected to generate approximately $80 million dollars.

Finally, we entered into an agreement with the California Lottery to expand their network with a variety of point-of-sale products, including 500 Altura terminals, 700 Altura low volume terminals, and 12,500 Express Point Plus machines. As a result of this sale, California will have a total of 19,000 Altura terminals and 19,000 Express Point Plus devices installed throughout the state, making it the largest lottery distribution network in the United States.

And speaking of point-of-sale devices ... we also announced a partnership with Dresser Wayne for our Lottery Inside solution. This will integrate lottery ticket sales with Dresser Wayne’s Nucleus, the leading petroleum retail POS platform. That means enhanced ease of use and lower costs for retailers, as well as lower capital requirements for GTECH.

As I pointed out earlier, we also saw new games driving increased revenues in the third quarter. At the top of that list are our “KING KONG”-themed games, launched to coincide with the release of the new Peter Jackson film.

* “KING KONG” is copyrighted by Universal Studios and licensed to GTECH Corporation by Universal Studios Licensing LLLP. All Rights Reserved.

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On November 7th, the New York State Lottery kicked off its “KING KONG” Millions online game. Unlike many lottery games, “KING KONG” Millions was a one-month program with a guaranteed winner selected from all the number combinations sold. By the time the game concluded on December 5th, sales had exceeded $20 million dollars.

Lotteries in California and Georgia joined New York in offering “KING KONG” themed instant-ticket offerings with multiple price points and many different and exciting ways to win.

A recent re-launch of Club Keno® in Georgia has shown promising results. Tested in a limited number of retailers, the revised platform generated an initial increase in total keno sales of approximately 8%, and as we implement our retailer optimization program, we expect sales to continue to grow.

EuroMillions has been another big winner for GTECH. It continues to grow, with nine jurisdictions now participating in the game. In fact, it now has the largest player base of any multi-jurisdictional game in the world, with over 200 million players. And the game is becoming increasingly popular with those players. On a calendar year basis, average weekly per capita sales have increased more than 60% year over year, driven by record-breaking jackpots.

* “KING KONG” is copyrighted by Universal Studios and licensed to GTECH Corporation by Universal Studios Licensing LLLP. All Rights Reserved.

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These are great examples of how fresh games can keep lottery play fun and exciting and stimulate incremental sales. And we continue to develop new games.

In the spring of 2006, we plan to launch our new monitor game ... HotTrax® Champions ... a new monitor card game and our first Pick ’n PlayTM site ... the state of Illinois. And there are five more games under development that will be ready for sale by the end of the year – bringing the total number of new games brought to market this year to 50. This is a record achievement for GTECH and one that speaks strongly to our commitment to helping customers drive revenue through new content.

While “KING KONG” was generating big excitement in the Empire State, our Gaming Solutions team was creating its own buzz at industry trade shows.

Slide #5

First up was the North American State and Provincial Lotteries Association, or NASPL, where we unveiled our new WinWaveTM next-generation VLT to rave reviews. Following that show, we received an initial order for a small number of machines from Icelandic Gaming in Iceland, who will offer these dynamic new terminals designed specifically for the distributed gaming market in a pilot involving 15 retail locations, with the potential for a more sizable order to follow in mid 2006.

* “KING KONG” is copyrighted by Universal Studios and licensed to GTECH Corporation by Universal Studios Licensing LLLP. All Rights Reserved.

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Next, we launched our Dynamic Floor Management system at G2E. This system, which we have offered in our lottery business for some time, gives casino operators unprecedented flexibility to select the game, denomination, and mode of play for a single machine or a group of machines. We’ve already sold this to Svenska Spel in Sweden, where they are using it in conjunction with the roll out of their 2,000 new WinWaveTM VLTs. This is the only application of downloadable game technology in the government-sponsored VLT market.

Both of these products demonstrate the value of the Spielo acquisition and how much our Lottery and Gaming offerings complement and enhance each other.

Atronic also made a big splash at G2E, introducing 12 new games, including eight for its e-motion™ platform and four titles for the Cashline™ machine.

In October, Atronic launched its wide-area progressive eMillions™ link at tribal casinos nationwide. eMillions™ is available in three new game themes and lets players compete for million-dollar and million-credit jackpots.  Initial feedback from operators and players has been very positive.

Another linked gaming concept from Atronic, Cash Fever™ the dynamic four-level bonus link, enjoyed huge success with almost 1,000 units installed globally.

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The EELEX show in Russia will see the premiere of a new Atronic product – the Harmony™ video slot machine, which is targeted at a more price-sensitive environment than e-motion™.

And speaking of e-motion™ ... as part of GTECH's expansion in Rhode Island, 175 e-motion™ machines were installed at Lincoln Park in November and are now the top-performing units at that venue ---averaging 150% efficiency. During December, an additional 50 e-motion™ machines are being installed in Rhode Island’s other gaming venue, Newport Grand.

With all of these activities, it is clear that GTECH is well positioned to hit the ground running as a global player in gaming when the Atronic transaction closes.

In that regard, we have been quite active on the licensing front. Today, GTECH and Spielo combined have been granted 82 gaming related licenses, having recently received our license to sell Spielo machines in Louisiana. We have also received temporary licenses from Nova Scotia and the Oneida and Seneca tribes in New York. In addition, we have 13 applications pending.

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And our commitment to bringing depth and breadth of products and services to the non-lottery gaming market will not be limited to Spielo and Atronic offerings. We recently entered into an agreement with Aristocrat to distribute some of their most popular products in Rhode Island. In the third quarter, we installed approximately 280 Aristocrat machines at Lincoln Park, where they are performing at more than 115% efficiency. In fact, GTECH-installed machines currently rank 1st, 2nd and 3rd out of seven manufacturers in Rhode Island --- a performance we hope to maintain.

Slide #6

Those are the highlights of Q3. Now, looking ahead ... we have several new lottery opportunities before us. We are currently responding to RFP’s from OPAP in Greece, Taiwan and Virginia... and there has been progress in getting the North Carolina lottery going. They recently named a lottery director ... and we would expect them to issue an RFP some time in the next few weeks. On the VLT front, we will see further expansion in Rhode Island and New York in the next 12 to 18 months. Lincoln Park is expected to add 575 GTECH-installed machines ... and the Aqueduct and Yonkers facilities in New York should be coming on line with approximately 2,500 units.

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And in Florida, just last week the legislature approved the regulations for the four pari-mutuel facilities in Broward County to begin VLT programs with up to 1,500 machines each. So along with efforts to move forward with VLT programs in Florida and Pennsylvania, in early 2006 we expect renewed activity to consider pari-mutuel or wide area VLT programs in Indiana, Kentucky, Maryland, Massachusetts and other states and we will monitor that activity very closely.

Before I turn things over to Jaymin, I would also like to point out that our acquisition strategy remains unchanged. We are actively continuing to identify and evaluate potential new acquisitions that will advance our strategy in our three target markets ... and help deliver profitable growth.

And with that, I would like to turn things over to Jaymin Patel. Jaymin?

Jaymin Patel: Thank you Bruce. Good morning, everyone.

Slide #7

I would like to start by reviewing GTECH’s third-quarter performance. Our third quarter financial results reflect the benefits of significant domestic jackpot activity somewhat offset by the impact of several hurricanes in the Southeastern United States and the Caribbean Islands. Given these unusual events, we are quite pleased to report results in line with the high end of our expectations.

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Third quarter service revenues increased approximately nineteen million dollars ($19M) or approximately eight percent (8%), driven by a number of factors.

Starting with lottery service revenues, same store sales in the United States increased approximately three percent (3%). This was partially driven by the re-launch of Keno® in Georgia, the introduction of new games such as G3 Poker in Minnesota, and modifications to existing games such as EXTRA in Arizona.

Factoring in net contract wins, the benefit of higher jackpot activity and the impact of severe weather conditions, GTECH’s domestic service revenues grew sixteen million dollars ($16M) or approximately thirteen percent (13%), to one hundred and forty three million dollars ($143M).

International same store lottery sales increased approximately seven percent (7%), driven by the launch of new games and modifications of existing games in several international jurisdictions.

Total service revenues included approximately nine million dollars ($9M) from gaming solutions, up one point six million dollars ($1.6M) over the same period last year.

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We also recorded approximately twenty-seven million dollars ($27M) of service revenue from commercial and other transaction processing, up approximately four million dollars ($4M) over the same period last year. This was driven by a strong increase in transaction volumes, coupled with higher revenues from Brazil and favorable foreign exchange rates, partially offset by contractual rate changes.

Product sales in the third quarter were approximately twenty-nine million dollars ($29M), broadly in line with our expectations.

Slide #8

Service gross profit increased approximately ten million dollars ($10M) quarter-over-quarter. This was primarily the result of improved profitability in Brazil and higher jackpot activities.

Product margins were stronger than planned, at approximately forty-one percent (41%), due to changes in the product mix.

Our operating expenses for the quarter were approximately forty-five million dollars ($45M), or approximately fifteen percent (15%) of total revenue.

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SG&A increased four million dollars ($4M) or approximately fourteen percent (14%) driven by new business development activities as well as costs associated with the board’s ongoing review of options. Research and development expenses were lower quarter over quarter, primarily due to the timing of development initiatives.

Below the operating income line, other expense increased approximately one million dollars ($1M), primarily driven by higher interest expense resulting from higher debt balances. This was partially offset by higher interest income.

For the third quarter, we reported net income of forty-seven point eight million dollars ($47.8M) and earnings per share of thirty-seven cents ($0.37). Third quarter earnings reflect approximately one cent per share ($0.01) of expenses relating to a potential transaction pursuant to the expression of interest we announced in September.

During the quarter, we generated approximately ninety-three million dollars ($93M) in cash flows from operations.

Slide #9

We financed approximately fifty-six million dollars ($56M) in investing activities and generated free cash flows of approximately thirty-seven million dollars ($37M), prior to making our quarterly dividend payment.

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Now, let’s turn to GTECH’s performance on a year to date basis.

Slide #10

In the first nine months, we recorded approximately four hundred and fifty-three million dollars ($453M) in revenue from our US lottery group --- three hundred and forty-two million dollars ($342M) from the international lottery group --- fifty-three million dollars ($53M) in gaming solutions and approximately eighty-eight million dollars in commercial services ($88M).

Year-to-date, we generated approximately three hundred and eight million dollars ($308M) in cash from operations. This financed approximately one hundred and twenty-one million dollars ($121M) in net investing activities and generated one hundred and eighty-seven million dollars ($187M) in free cash flows, excluding dividend payments and investments in the share repurchase program.

Slide #11

Through the nine months ended November, we returned approximately sixty-three million dollars ($63M) to our shareholders through a combination of dividend payments and our share repurchase program.

As of November 26th, we had cash and short term investments of approximately four hundred and twenty-nine million dollars ($429M) and we had approximately four hundred and ninety-three million dollars ($493M) available under our revolving line of credit.

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Average capital employed grew by approximately one hundred and sixty-one million dollars ($161M), or twelve percent (12%), year-over-year and we generated returns on capital employed of fifteen percent (15%), or significantly above our weighted average cost of capital.

Slide #12

Excluding excess cash balances from the calculation; our return on capital employed would have been approximately three hundred and thirty basis points (330 bps) higher, or eighteen point three percent (18.3%).

Again, our Return on Capital Employed calculation is provided in the Supplemental Financial Data File posted on our website.

Those are the key financial highlights of our third quarter and year-to-date. Now I would like to turn our attention to the outlook for the remainder of fiscal year 2006.

Slide #13

With respect to our fourth quarter, which ends February 25th, we expect service revenues to increase five to seven percent (5% - 7%) quarter over quarter and we expect product sales in the range of eighty-five to ninety- five million dollars ($85M - $95M).

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We expect service margins to be approximately in the range of thirty-nine to forty-one percent (39% - 41%) and product margins to be in the range of forty-one to forty-three percent (41% to 43%). We believe the tax rate for the quarter will be in the range of thirty-four to thirty-five percent (34% - 35%).

Finally, we expect earnings per share to be in the range of forty-five to forty-eight cents ($0.45 to $0.48) per share. This compares to the thirty-four cents ($0.34) per share we reported in the fourth quarter of last fiscal year.

Based upon our outlook for the fourth quarter, the full year outlook is as follows. We now expect service revenue growth in the range of nine to ten percent (9% - 10%) for the full fiscal year and product sales in the range of one hundred and ninety to two hundred million dollars ($190M - $200M)

Slide #14

We expect service margins in the range of forty to forty-one percent (40% - 41%) and product margins in the range of forty to forty-two percent (40% to 42%).

We expect the effective tax rate for this fiscal year to be approximately thirty-four percent (34%).

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Based upon this outlook, we believe that diluted earnings per share will be in the range of one dollar and sixty-three cents to one dollar and sixty-six cents ($1.63 to $1.66) for fiscal year 2006. As we stated on our last call, this excludes the impact of the adoption of SFAS 123R, share-based payments, as we do not expect to adopt this mandate until fiscal year 2007.

In fiscal year 2006, we plan to invest between one hundred and ninety and two hundred million dollars ($190M - $200M). Approximately sixty-five percent (65%) will be for maintenance capital requirements within the core business and the balance will be invested in growth opportunities.

Slide #15

Given this investment outlook, combined with our current operating forecast, we continue to expect free cash flows in the range of two hundred and ten to two hundred and thirty million dollars ($210M to $230M), prior to financing any dividends, stock repurchases or acquisitions.

In summary, we believe that the contributions from new contracts won over the past twelve to eighteen months combined with the impact of our acquisitions will help drive our continued success and we remain excited about the long term growth prospects of the business.

Thank you for your attention. Now Bruce and I would be happy to take any questions you may have.

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Slide #16

[Q&A]

Bruce Turner: If there are no further questions, I would like to conclude today’s call by saying that we are pleased with GTECH’s performance in the third quarter and we remain on track to meet our financial objectives for the full fiscal year.

Slide #17

We plan to be back in touch with you as soon as our Board of Directors has completed its review. Until then, please accept our wishes for a wonderful holiday season and a happy new year from all of us at GTECH.

Thank you.

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